U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           Notification of Late Filing

                                              Commission File Number    1-7190
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                                                     Cusip Number
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         (Check One): [ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form
11-K [x] Form 10-Q and Form 10-QSB [ ] Form N-SAR

         For Period Ended: March 31, 2001
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[ ] Transition Report on Form 10-K and Form 10-KSB

[ ] Transition Report on Form 20-F

[ ] Transition Report on Form 11-K

[ ] Transition Report on Form 10-Q and Form 10-QSB

[ ] Transition Report on Form N-SAR

         For the Transition Period Ended:
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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

               Full Name of Registrant IMPERIAL INDUSTRIES, INC.
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               Former Name if Applicable
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               Address of Principal Executive Office (Street and Number)

                                   1259 Northwest 21st Street
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               City, State and Zip Code Pompano Beach, Florida 33014
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                                     PART II
                             RULE 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

         [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [x] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

During the six months ended June 30, 2000, the Company completed four acquisitions. The resulting integration has delayed the completion of the Company's results for the three months ended March 31, 2001. Accordingly, the Company requests an extension in the filing of the Form 10-Q for the period ended March 31, 2001.


                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

    Howard L.Ehler, Jr. Executive Vice President/Chief Financial Officer
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                             (Name)

                        (954)           917-7665
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                     (Area Code)    (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                            [X] Yes   [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

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                                                          [   ] Yes   [X ] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            IMPERIAL INDUSTRIES, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                              IMPERIAL INDUSTRIES, INC.



Date May 14, 2001                              By:     Howard L. Ehler, Jr.
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                                                       HOWARD L. EHLER, JR.,
                                                       Executive Vice President
                                                        Chief Financial Officer

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